Exhibit 10.25

This document is an English translation of a document prepared in German. In case of any ambiguity, the German text shall prevail.

3rd Supplement to the rental contract dated 6 June 2018

together with 1st supplement dated 16/23 July 2018

and 2nd supplement dated 17/20/22 August 2018

between

CureVac Real Estate GmbH, Paul-Ehrlich-Straße 15, 72076 Tübingen

- hereinafter referred to as “CureVac” -

and

HSB Vermietungs- und Verpachtungs- GmbH & Co. KG, Kaiserstraße 58,

88348 Bad Saulgau

- hereinafter referred to as “HSB” -

- CureVac and HSB are hereinafter referred to as “parties” -

Preamble

There is a rental contract between CureVac and HSB dated 6 June 2018, together with a first supplement to the rental contract dated 16/23 July 2018 and a second supplement to the rental contract dated 17/20/22 August 2018 (hereinafter referred to collectively as the "rental contract") for two buildings still to be constructed on the land at Friedrich-Miescher-Strasse 15 in Tübingen (hereinafter referred to as the "land"). HSB acquired the land from the City of Tübingen by notarial deed dated September 18, 2018 (deed no. 67 46/2018 issued by notary Werner Dieterle with official residence in Ludwigsburg). On 17 September 2018, HSB began construction of the buildings rented to CureVac.

HSB intends to conclude a notarised purchase contract for the land, in which HSB undertakes to construct the buildings to be erected under the rental contract, with a buyer. The purchase contract should be designed in such a way that the transfer of ownership to the buyer takes place after the buildings to be constructed are handed over to CureVac as per the rental contract.

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In the interim, planning discussions have taken place between CureVac and HSB to revise the existing planning for rental property 1 and rental property 2. The floor plans were revised and updated on the basis of the agreed changes in the design of rental property 1 and rental property 2. The amended plans are attached to this supplement as an annex. HSB's obligation to erect rental property 1 and rental property 2 is now based on these amended plans, which are attached as an annex.

The increased/reduced costs associated with the plan changes are recorded in an increased/reduced cost list. If this cost calculation results in an increase in costs compared to the original planning, these increased costs will be borne by CureVac as special requests by the tenant and paid to HSB. Any reduction in costs will be reimbursed by HSB to CureVac. The invoice for increased/reduced costs will be made in a separate invoice from the rental contract.

The construction cost subsidy agreed in Section 11a of the rental contract (which became part of the contract by way of the 2nd supplement to the rental contract) will be paid by CureVac to HSB after the conclusion of this 3rd supplement and will be evenly offset against the monthly rents of the last 5 years of the rental period.

The parties assume that the provision of Section 566c of the German Civil Code (BGB) does not apply to the construction cost subsidy in the specific case, since the requirements developed in jurisdiction for an exception to Section 566c of the German Civil Code are met, so that the construction cost subsidy is also effective vis-à-vis a buyer, i.e. in accordance with the provisions of Section 11a of the rental contract it can be evenly offset against the monthly rents of the last 5 years of the rental period and any reimbursement liability after the transfer of the rental relationship to a buyer is borne solely by the buyer as the new landlord.

As a purely precautionary measure, the parties nevertheless conclude this 3rd supplement to the rental contract, in which, among other things, Section 566c of the German Civil Code is to be waived:

1.	The parties agree that the rental contract is transferred to the new buyer as the new landlord at the time of registration of a buyer as the new owner of the land in the land register. HSB withdraws from the rental contract upon registration of the buyer as the new owner of the land in the land register.

HSB declares that according to the current conception, the purchase contract with the buyer provides for a transfer of ownership to the buyer at a point in time after the transfer of rental property 1 and rental property 2 to CureVac.

2

In the event that the purchase contract to be concluded with a buyer provides for transfer of ownership before rental property 1 and rental property 2 are handed over to CureVac, HSB undertakes to provide an extended guarantee by Georg Reisch GmbH & Co. KG, which secures the obligation of the respective landlord to hand over rental properties 1 and 2 in due time according to Section 1 of the rental contract at the times specified in No. 3 of the second supplement to the rental contract as well as for all claims for damages of CureVac, which result from the fact that the respective landlord does not hand over rental property 1 and rental property 2 to CureVac at the times specified in No. 3 of the second supplement to the rental contract. The guarantee of Georg Reisch GmbH & Co. KG dated 13 September 2018 is to be returned by CureVac as and when the extended guarantee is handed over.

2.	The parties assume that Section 566c of the German Civil Code does not apply to the construction cost subsidy to be paid by CureVac, since the following points are cumulative according to the parties' consistent assessment and thus the requirements developed by jurisdiction for an exemption from the application scope of Section 566c of the German Civil Code are met:

-	The construction cost subsidy was agreed in the 2nd supplement to the rental contract and is not based on any other agreement.

-	The construction cost subsidy is offset against the expected rent due in the last five rental years.

-	The construction cost subsidy was paid from CureVac's own resources.

-	The construction cost subsidy is intended for the construction of rental property 1 and rental property 2 in accordance with the rental contract and is used by HSB for this purpose.

-	The material value of the land, which HSB acquired from the City of Tübingen undeveloped, is increased by the construction of rental property 1 and rental property 2.

-	The increase in material value actually also benefits a buyer. In this respect, the parties hereby clarify that the development of the land with rental property 1 and rental property 2, and thus also the rental of the contractual property to CureVac, could not take place without the construction cost subsidy.

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In this respect, HSB undertakes to use the construction cost subsidy exclusively for the construction of rental property 1 and rental property 2 in accordance with the rental contract.

3.	As a precautionary measure, CureVac and HSB hereby agree that Section 566c of the German Civil Code shall not apply with regard to the construction cost subsidy to be paid by CureVac, since even a buyer without the restriction of Section 566c of the German Civil Code shall be bound by the agreement between the HSB and CureVac in Section 11a of the rental contract concerning the construction cost subsidy and its offsetting against the monthly rent in the last five rental years. As a consequence, any reimbursement liability shall also be borne in full by one buyer alone as soon as the rental relationship has been transferred to a buyer as the new landlord or the buyer has entered by law (Section 566 (1) BGB in conjunction with 567a BGB) into the rental contract in place of HSB.

HSB undertakes to oblige a buyer of the land to participate in a three-page formal supplement to the rental contract in which the provision of Section 566c of the German Civil Code (BGB) is waived and assessed, that the buyer is bound by the agreement between HSB and CureVac in Section 11a of the rental contract concerning the construction cost subsidy and its offsetting against the monthly rent for the last five rental years and that the buyer alone is responsible for any reimbursement liability after taking over the rental relationship as the new landlord.

HSB and CureVac undertake to cooperate on such a three-page formal supplement with a buyer.

4.	HSB or – after transfer of the rental relationship according to item 1 – a buyer are entitled to repay CureVac the construction cost subsidy paid at any time. In this case also the rent in the last five tenants of CureVac is to be paid in full according to the contract, i.e. an offsetting does not take place. The contracting parties must record such a repayment of the construction cost subsidy and the offsetting against the rent in the last five rental years, which is no longer applicable, in a written supplement to the rental contract.

5.	The provisions of Section 566 (2) of the German Civil Code (BGB) are waived by mutual agreement.

6.	CureVac agrees to the transfer of a rent security deposit paid in accordance with Section 11 of the rental contract to a buyer. After transfer of the rental relationship to a buyer as new landlord and transfer of the rent security deposit to a buyer, HSB is no longer liable for the repayment of the rent security deposit to CureVac.

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7.	HSB's obligation to construct rental property 1 and rental property 2 is now based on the floor plans in the annex to this supplement.

The increased/reduced costs associated with the plan changes are recorded in an increased/reduced cost list. If this cost calculation results in increased costs compared to the original plans, these increased costs will be borne by CureVac as special requests by the tenant and paid to HSB. HSB will reimburse any reduced costs to CureVac. The invoicing of increased/reduced costs takes place in a separate invoice from the rental contract.

8.	The remaining contractual provisions of the rental contract dated 6 June 2018, the 1st supplement to the rental contract dated 16/23 July 2018 and the 2nd supplement to the rental contract dated 17/20/22 August 2018 continue to apply unchanged.

Bad Saulgau,	11.5.2018	Tübingen,	10.22.18

/s/ HSB Vermietungs- und Verpachtungs- GmbH & Co. KG	/s/ Dr Florian von der Mülbe
HSB Vermietungs- und Verpachtungs- GmbH & Co. KG (landlord)	CureVac Real Estate GmbH (tenant)	Dr Florian von der Mülbe Management

Tübingen,	10.22.18

/s/ Dr. Franz-Werner Haas	/s/ Dr Mariola Fotin mieczek
Dr. Franz-Werner Haas	Dr Mariola Fotin-mieczek
Chief Corporate Officer	Chief Scientific Officer
(Joint and several debtor together with CureVac Real Estate GmbH)

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The remainder of the document is illegible.